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                                                                     Exhibit 5.1

                                ALSTON & BIRD LLP
                                ATTORNEYS AT LAW
                             RALEIGH, NORTH CAROLINA

                                 March 11, 1998

FAC Realty Trust, Inc.
11000 Regency Parkway
Suite 300
Cary, North Carolina 27511

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of up to 900,000 shares (the "Shares") of common stock, par value $.01 per share, of FAC Realty Trust, Inc., a Maryland corporation (the "Company").

         In connection with rendering this opinion, we have examined the Articles of Incorporation and Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; a post-effective amendment to the Form S-8 registration statement (File No. 333-3240) under the Securities Act relating to the Shares, and the prospectus contained therein (the "Prospectus"); and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

          We are attorneys admitted to practice in the State of North Carolina. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of North Carolina and the General Corporate Law of the State of Maryland.

         Based upon the foregoing, we are of the opinion that when the Shares have been validly issued in accordance with the terms of the Prospectus, the Shares will be legally issued, fully paid and nonassessable shares.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

          We also consent to the use of our name under the caption "Legal Matters" in the Prospectus.

                                Very truly yours,

                                ALSTON & BIRD LLP


                                By:      /S/ Robert H. Bergdolt
                                         ----------------------------
                                         Robert H. Bergdolt, Partner